Exhibit 99.1

Nashua City Hall Press Release

For Release:	Contact: Mayor Donnalee Lozeau
November 12, 2010	603-589-3260
City of Nashua Comes to Agreement with Pennichuck Corporation
Nashua to own water supply
Nashua, NH....Mayor Donnalee Lozeau announced today that the city has signed a definitive merger agreement to acquire all the outstanding shares of Pennichuck Corporation (Nasdaq: PNNW) for a price of $29.00 per share, or approximately $138 million in cash. Under the proposed acquisition, the city will acquire control of all of the company assets, liabilities and businesses, including the land comprising the watershed of the Pennichuck Brook and the three regulated water utilities owned by the company. Taking into account all the assumed liabilities of the company and its businesses, the proposed acquisition is valued today at slightly under $200 million.
The acquisition is subject to a number of conditions precedent and contingencies, including the approval of financing by at least two-thirds of the Nashua Board of Aldermen, approval by the New Hampshire Public Utilities Commission (“NHPUC”), approval by at least two-thirds of the shareholders of Pennichuck Corporation, and the completion of the city’s financing of the transaction. The city believes the process of obtaining those approvals may extend into late 2011.
Once the acquisition occurs, the city intends to continue to operate all current Pennichuck businesses with Pennichuck’s current operating employees and to appoint an independent board of directors to oversee these continuing operations.
This agreement ends an ongoing and costly eight-year legal battle between the parties and sets the stage for the full and final resolution of the eminent domain dispute. In that dispute, the NHPUC approved the city’s taking of the assets of just one company, Pennichuck Water Works, Inc., for a value of $203 million, plus a mitigation fund of $40 million. In contrast to the taking, the proposed transaction will maintain the integrated operations of all of the businesses operated by Pennichuck Corporation and avoid the need for any mitigation fund.
Mayor Donnalee Lozeau stated, “This acquisition is an investment in the future which will secure and protect our water supply and watershed resources for the long-term benefit of our citizens at reasonable cost. I am confident that this in the best interest of Nashua and surrounding communities, now and for generations to come. Also, eliminating the uncertainty caused by this long-running dispute and stabilizing rates will help the city attract new businesses and jobs.”

Mayor Lozeau added, “This proposal is superior to the eminent domain taking because the city will acquire all of Pennichuck’s assets, including the watershed, for less money than it would under the PUC eminent domain ruling. ”
The city will conduct several public information meetings over the next two months. The first meeting will be in Nashua on Monday, November 15, at 7:00 p.m. in City Hall Auditorium for Nashua residents and municipalities whose residents are served by Pennichuck. Everyone interested in learning more about this proposed acquistion are invited and encouraged to attend.
The board of aldermen will also hold public hearings before a final vote on transaction financing. A vote by the board of aldermen is expected no later than February 8, 2011.
The city will post a list of frequently asked questions related to the agreement on the city’s website at www.nashuanh.gov. The public information sessions will be held in various locations within Nashua and affected communities. Times and locations will be publically noticed and posted on the city’s website.
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